CONTACT:


RICHARD C. ROCHON
Chairman of the Board
Coconut Palm Acquisition Corp.
(561) 955-7300

FOR IMMEDIATE RELEASE
---------------------



                         OVER-ALLOTMENT OPTION EXERCISED
                                      FOR
                          COCONUT PALM ACQUISITION CORP
                         -------------------------------

         BOCA RATON, FLORIDA, September 19, 2005 - Coconut Palm Acquisition Corp. (OTC Bulletin Board: CNUTU) announced today the completion of the over-allotment option for its initial public offering to the extent of 1,500,000 units. Each unit sold by the Company consisted of one share of common stock and two warrants. The 11,500,000 units sold in the offering, including the 1,500,000 units subject to the over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $69,000,000 to the Company. Of this amount, $62,620,000 (or approximately $5.45 per share) was placed in trust. Morgan Joseph & Co. Inc. and EarlyBirdCapital, Inc. acted as lead managers for the initial public offering.

         A copy of the  prospectus  may be obtained  from either Morgan Joseph &
Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020 or EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

         Coconut Palm Acquisition Corp. is a blank check company organized under the laws of the State of Delaware. The Company was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business.

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